EXHIBIT 4.1
DESCRIPTION OF CAPITAL STOCK

General
As of December 31, 2024, GRAIL, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). References herein to “we,” “us,” “our” and the “Company” refer to GRAIL, Inc. and not to any of its subsidiaries.
Authorized Capital Stock
Our authorized capital stock consists of 1,500,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
Dividend Rights. Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board at its discretion out of funds legally available for that purpose, subject to the preferential rights of any preferred stock that may be outstanding.
Voting Rights. Each share of common stock is entitled to one vote upon any matter submitted to a vote of our stockholders, including the election of directors. Holders of our common stock vote as a single class on all matters submitted to a stockholder vote, subject to any voting rights granted to holders of any preferred stock. Holders of the common stock are not entitled to any cumulative voting rights. Except as otherwise provided by the Certificate of Incorporation, the Bylaws, the rules or regulations of any stock exchange applicable to the Company, or applicable law or pursuant to any regulation applicable to the Company or its securities, each matter (other than the election of directors, as described below under “—Election and Removal of Directors; Vacancies”) presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
Liquidation. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other Rights. The holders of our common stock have no preemptive rights or other subscription rights.
There are no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock
Our Board has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deterring, or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

 Certain Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws
Election and Removal of Directors; Vacancies

Our Board consists of between five and fifteen directors. The exact number of directors is fixed from time to time by resolution of the Board. Directors are elected by a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
No director may be removed except for cause, and directors may be removed for cause only by an affirmative vote of shares representing not less than a majority of the shares then entitled to vote at an election of directors.
Any vacancy occurring on the Board and any newly created directorship may be filled only by a majority of the remaining directors in office.
Staggered Board
Our Board is divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will typically be necessary for stockholders to effect a change in a majority of the members of the Board.
Limitation on Action by Written Consent
Our Certificate of Incorporation and our Bylaws provide that holders of our common stock are not be able to act by written consent without a meeting.
Stockholder Meetings
Our Certificate of Incorporation and our Bylaws provide that special meetings of our stockholders may be called only at the direction of the Chief Executive Officer, the Board, or the Chairperson of the Board or the Lead Independent Director. Our Certificate of Incorporation and our Bylaws specifically deny any power of any other person to call a special meeting.
Amendment of Certificate of Incorporation
The provisions of our Certificate of Incorporation described under “—Election and Removal of Directors; Vacancies,” “—Stockholder Meetings,” “—Limitation on Action by Written Consent,” “—Limitation of Liability of Directors and Officers,” “—Common Stock—Voting Rights,” and “—Forum Selection” and provisions relating to amendments to our Certificate of Incorporation may be amended only by the affirmative vote of holders of at least 66-2/3% of the voting power of our outstanding shares of voting stock. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock is generally be required to amend other provisions of our Certificate of Incorporation.
Amendment of Bylaws
Certain provisions of our Bylaws may generally be altered, amended, or repealed, and new bylaws may be adopted, with the affirmative vote of a majority of directors present at any regular or special meeting of the Board called for that purpose, provided that any alteration, amendment, or repeal of, or adoption of any bylaw inconsistent with specified provisions of the bylaws, including those related to special and annual meetings of stockholders, action of stockholders by written consent, nomination of directors, transfers of capital stock and dividends requires the affirmative vote of at least 66-2/3% of all directors in office at a meeting called for that purpose.
All other provisions of our Bylaws may generally be altered, amended, or repealed, and new bylaws may be adopted, with the affirmative vote of holders of 66-2/3% of the voting power of our outstanding shares of voting stock.

Other Limitations on Stockholder Actions
Our Bylaws impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our Bylaws; or

•	propose any other business to be brought before an annual or special meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.
To be timely, a stockholder must generally deliver notice:

•	in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us no later than the 120 days prior to such annual meeting and not later than (i) 90 days prior to the date of the annual meeting or, if later, (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•	in connection with the election of a director at a special meeting of stockholders, during the period not less than 90 nor more than 120 days prior to the date of the special meeting, or the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.
In order to submit a nomination for our Board, a stockholder must also submit all information with respect to the nominee that would be required to be included in a proxy statement, as well as other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Indemnification of Directors and Officers and Limitation of Liability of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Our Certificate of Incorporation provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims, and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment. GRAIL has entered into indemnification agreements with each of its current directors, executive officers, and certain other officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and our Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of GRAIL for which indemnification has been sought.
Our Certificate of Incorporation also provides that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except as required by applicable law, as in effect from time to time. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of:

•	a director or officer for any breach of the director’s or officer’s duty of loyalty to our company or our stockholders;

•	a director of officer for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	a director for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law;

•	a director or officer for any transaction from which the director or officer derived an improper personal benefit; and

•	an officer in any action by or in the right of our company.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.
Forum Selection
Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, or other employee of our company to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation and bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. This provision would not apply to claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our

Certificate of Incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and have consented to the foregoing forum selection provisions.
Our exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
The enforceability of similar federal court choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find either of the choice of forum provisions contained in our Certificate of Incorporation or Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the company or its directors, officers or other employees, which may discourage such lawsuits against the company and its directors, officers, and other employees and result in increased costs for investors to bring a claim.
Delaware Business Combination Statute
We have elected to be subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the Board of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by the Board of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Anti-Takeover Effects of Some Provisions

Certain provisions of our Certificate of Incorporation and Bylaws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest, tender offer, or otherwise; or

•	removal of our incumbent officers and directors.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Stockholder and Registration Rights Agreement
We and Illumina are parties to a stockholder and registration rights agreement (the “Stockholder and Registration Rights Agreement”) pursuant to which we granted to Illumina certain registration rights with respect to the shares of our common stock owned by Illumina. Illumina may transfer these rights in certain limited circumstances, including in connection with an equity-for-debt exchange to a third-party lender (a “Permitted Transferee” and, collectively with Illumina, “Holders”), and such Holders will thereafter be bound by the terms of the Stockholder and Registration Rights Agreement.
Demand Registration
Holders are able to request registration under the Securities Act of all or any portion of their shares of our common stock covered by the Stockholder and Registration Rights Agreement, and we are obligated, subject to limitations on minimum offering size and certain other limited exceptions, to register such shares as requested by such Holders. Holders are generally able to designate the terms of each offering effected pursuant to a demand registration, which may take the form of a shelf registration, and are able to request that we complete up to three demand registrations in any 12-month period, provided that we shall not be obligated to effect more than five demand registration in the aggregate.

We are not required to honor a demand registration if we have effected a registration within the preceding 60 days. In addition, if we reasonably determine in good faith that filing a registration statement would be significantly disadvantageous to us, we may, no more than twice during any 12-month period, delay filing such registration statement until the earlier of 90 days after we make such determination or seven days after the disadvantageous condition no longer exists, provided that these postponement rights shall not be applicable to the Holders for more than a total of 120 days during any 12-month period.
Piggy-Back Registration
If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of shares of our common stock held by Holders, Holders have the right to include their shares of our common stock in that offering, subject to certain limitations.
Indemnification
The Stockholder and Registration Rights Agreement contains customary indemnification and contribution provisions by us for the benefit of Holders and, in limited situations, by Holders for the benefit of us with respect to the information provided by such Holders included in any registration statement, prospectus, or related document.
Voting Restrictions

Illumina agreed to vote any shares of our common stock that it retains in proportion to the votes cast by our other stockholders and granted us a proxy to vote its shares of our common stock in such proportion. Any such proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Illumina to a person other than Illumina, and neither the Stockholder and Registration Rights Agreement nor proxy limits or prohibits any such sale or transfer.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare.
Stock Exchange Listing
Our common stock has been approved for listing on the Nasdaq Global Select Market under the ticker symbol “GRAL.”